Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Andrew Samuel	John A. Featherman III
	Chairman and CEO	Chairman, President, and CEO
	Tower Bancorp, Inc.	First Chester County Corporation
	(717) 724-2800	(484) 881-4100

TOWER AND FIRST CHESTER ANNOUNCE UPDATED EXCHANGE RATIO CALCULATION

December 7, 2010 – Harrisburg, PA – Tower Bancorp, Inc. (“Tower”) (NASDAQ: TOBC) and First Chester County Corporation (“First Chester”) (NASDAQ: FCEC) today jointly announced that the amount of First Chester Delinquent Loans has been calculated at $69.7 million as of November 30, 2010.  Accordingly, if the merger of First Chester and Tower closes in December 2010 as expected, First Chester shareholders will receive 0.356 shares of Tower common stock for each share of First Chester common stock they own on the effective date of the merger. The parties indicated that the principal reason for the decrease in the amount of First Chester Delinquent Loans is a recent improvement in the overall credit quality of First Chester’s loan portfolio.

Each of the companies will hold a special meeting of its respective shareholders on December 8, 2010 for purposes of considering and approving the agreement and plan of merger between Tower and First Chester, which provides for the merger of First Chester into Tower. The merger is currently anticipated to close in mid-December 2010.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 26 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank.  With total assets of approximately $1.6 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need.  Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

About First Chester County Corporation

First Chester County Corporation and its wholly owned subsidiary, First National Bank of Chester County, is a financial institution with $1.14 billion in assets and 23 branch offices located in Chester, Delaware, Lancaster and Cumberland counties. Founded in 1863, First National Bank of Chester County is the eighth oldest national bank in the country. First National provides quality financial services to individuals, businesses, government entities, nonprofit organizations, and community service groups. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. For more information, visit www.1nbank.com. Mortgage services are provided through American Home Bank, a division of First National Bank of Chester County. American Home Bank (AHB) has multiple national delivery channels in the retail and wholesale mortgage arena as well as joint venture mortgage partnerships with builders and systems-built manufacturers. For more information visit www.bankahb.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in filings by Tower Bancorp, Inc. and First Chester Financial Corporation with the Securities and Exchange Commission (SEC).

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